Exhibit 3.39

OPERATING AGREEMENT

OF

COOPER POWER SYSTEMS, LLC

THE UNDERSIGNED are all of the Members of Cooper Power Systems, LLC, a limited liability company formed under the laws of the State of Delaware. The undersigned hereby adopt the following Operating Agreement pursuant to the provisions of the Delaware Limited Liability Company Act ("the Act"), Title 6, Chapter 18, et seq., as amended from time to time, and do hereby certify and agree as follows:

I. NAME

The name of the Company is Cooper Power Systems, LLC. The business of the Company may be conducted under such trade or fictitious names as the Members may determine.

II. OFFICES; REGISTERED AGENT

a. The principal office of the Company is located at 1209 Orange Street, Wilmington, Delaware. The Company may have other offices, inside or outside the state of Delaware as the Members may designate.

b. The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware. The registered agent of the Company for service of process at that address is The Corporation Trust Company.

III. PURPOSE

The purpose of the Company is to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Limited Liability Company Act.

IV. MEMBERS

a. The names of each Member, their capital contributions, and Percentage Interests are as follows:

Name	Capital Contribution		Percentage Interest
Cooper Electrical International, LLC.	US$	1,232	100%

b. Membership Interests may be represented by membership certificates or may be uncertificated. Certificates shall be signed by, or in the name of the Company, by the President or Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company.

c. Additional Members may be admitted upon the consent of all Members.

d. A Member may withdraw from the Company upon six months written notice to each remaining Member.

V. MEMBERS’ CAPITAL ACCOUNTS

a. The Company will maintain a separate capital account for each Member. Each Member's capital account will reflect the Member's capital contributions and increases for the Member's share of any net income or gain of the Company. Each Member's capital account will also reflect decreases for distributions made to the Member and the Member's share of any losses and deductions of the Company.

b. Each Member's capital account will be increased by: 1) the amount of money or the fair market value of property contributed by the Member to the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to), 2) the amount of any Company liabilities assumed by the Member, and 3) allocations to the Member of profit, income or gain.

c. Each Member's capital account will be decreased by: 1) the amount of money and the fair market value of property distributed to the Member by the Company (net of any liabilities secured by such distributed property that the Member is considered to assume or take subject to), and 2) allocations to the Member of losses, deductions, and expenses.

d. In the event of a permitted sale or exchange of an interest in the Company, the capital account of the transferor will become the capital account of the transferee.

e. The manner in which capital accounts are to be maintained pursuant to this Operating Agreement is intended to comply with the requirements of Internal Revenue Code Sec. 704(b) and the regulations thereunder. It is the specific intent of the Members that all adjustments as may be required pursuant to Section 704 and any regulations thereunder be made, so as to cause the allocations prescribed hereunder to be respected for tax purposes.

f. The fiscal year of the Company will be a calendar year. The books and records of the Company will be maintained in accordance with generally accepted accounting principles and Section 704(b) of the Internal Revenue Code and the regulations thereunder.

VI. ALLOCATIONS AND DISTRIBUTIONS

a. All items of Company income, gain, loss, deduction, credit, or the like will be allocated among the Members in accordance with their respective Percentage Interests.

b. Distributions of cash or other assets may be made to the Members from time to time. All distributions will be made to the Members in accordance with their respective Percentage Interests.

VII. ASSIGNMENT OF MEMBERSHIP INTEREST

a. A Member may assign his or her Membership Interest in the Company in whole or in part. The assignment of a Membership Interest does not in and of itself entitle the assignee to participate in management, or otherwise become a Member. The assignee is only entitled to receive to the extent assigned, the distributions the assigning Member would otherwise be entitled to, and the assignee will only become an assignee of a Membership Interest and not a substitute Member.

b. An assignee of a Membership Interest will be admitted as a substitute Member and will be entitled to all the rights and powers of the assignee only if the other Members unanimously consent. If admitted, the substitute Member has, to the extent assigned, all of the rights and powers, and is subject to all of the restrictions and liabilities of a Member.

VIII. MANAGEMENT OF THE COMPANY; OFFICERS

a. The Company will be managed by all of its Members.

b. Subject to the delegation of rights and powers provided for herein, the Members will have the sole right to manage the business of the Company and will have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

c. The Members shall appoint a President, Secretary, Treasurer or such other officers as they may deem necessary or appropriate to assist with managing the business and affairs of the Company. Unless the Certificate of Formation otherwise provides, any two or more offices may be held simultaneously by the same person.

d. The officers of the Company shall hold office until their successors are chosen and qualified, except in case of resignation, death or removal. The Members may remove any officer at any time with or without cause by vote or consent of a majority in interest of the Members. A vacancy in any office, however created, may be filled by the Members.

e. The President shall have such powers and duties as appertain to that office and as may be prescribed by the Members.

f. The Vice Presidents, if any, in the order designated by the Members, shall perform the duties of the President in case of the absence or disability of the latter, or when circumstances prevent the latter from acting, together with such other duties as the Members may prescribe. In case the President and such Vice Presidents are absent or unable to perform their duties, the Members may appoint a President pro tempore.

g. The Secretary shall keep the minutes of all meetings of the Members. The Secretary shall keep such books as may be required by the Members, shall have charge of the seal, minute books and register of Members of the Company, and shall give all notices of meetings of the Members and shall have such other powers and duties as the Members may prescribe.

h. The Assistant Secretary, if any, shall perform the duties of the Secretary in case of the absence or disability of the latter, or when circumstances prevent the latter from acting, together with such other duties as the Members may prescribe.

i. The Treasurer shall receive and have in charge all money, bills, notes, bonds, shares in other corporations and similar property belonging to the Company, and shall do with the same as may be ordered by the Members. The Treasurer shall formulate and administer credit and collection policies and procedures, and shall represent the Company in its relations with banks and other financial institutions, subject to instructions from the Members, and shall have such other powers and duties as the Members may prescribe.

j. The Assistant Treasurer, if any, shall perform the duties of the Treasurer in case of the absence or disability of the latter, or when circumstances prevent the latter from acting, together with such other duties as the Members may prescribe.

k. The other officers, if any, shall have such powers and duties as the Members may prescribe.

l. Anything in this Article VIII to the contrary notwithstanding, the Members may, from time to time, increase or reduce the powers and duties of the respective officers of the Company whether or not the same are set forth in this Operating Agreement and may permanently or temporarily delegate the duties of any officer to any other officer, agent or employee and may generally control the action of the officers and require performance of all duties imposed upon them.

m. The Members are authorized to determine or to provide the method of determining the compensation of officers.

n. Any officer, if required by the Members, shall give bond for the faithful performance of his duties. Any surety on such bond shall be at the expense of the Company.

o. The Members are authorized to determine or provide the method of determining how checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.

p. The President, the Secretary or the Treasurer of the Company are each authorized to sign the name of the Company and to perform all acts necessary to effect a transfer of any shares, bonds, or other evidences of indebtedness or obligations, subscription rights, warrants and other securities of another corporation owned by the Company and to issue the necessary powers of attorney for the same; and each such officer is authorized on behalf of the Company to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers and releases with respect thereto, or to cause any such action to be taken.

q. Any Member or officer may appoint, employ, or otherwise contract with other persons or entities for the transaction of business of the Company or the performance of services for or on behalf of the Company as they may deem necessary or appropriate.

r. Any Member, officer, or other person specifically authorized by the Members may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the secretary of state any document required or permitted to be filed under the Act.

IX. VOTING; MEETINGS OF MEMBERS

a. Regular meetings of Members may be held at such time and at such place as the Members designate. Special meetings of Members may be called at the request of any Member.

b. Except to the extent provided to the contrary in this Operating Agreement, all Members will be entitled to vote on any matter submitted to a vote of the Members.

c. Unless a greater vote is required by the Act, the Certificate of Formation, or this Operating Agreement, the affirmative vote or consent of a majority in interest of the Members present at meeting at which a quorum is present will be the act of the Members.

d. The consent of all Members will be required to approve the following: 1) the dissolution of the Company; 2) the merger of the Company; 3) the conversion of the Company; 4) the authorization or ratification of acts that would otherwise violate the duty of loyalty; 5) an amendment to the Certificate of Formation; 6) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company other than in the ordinary course of business; 7) the compromise of an obligation to make a contribution; 8) the making of interim distributions; 9) the admission of a new member; 10) the use of the Company's property to redeem an interest subject to a charging order; 11) an amendment to the Operating Agreement.

e. A majority in interest, represented in person or by proxy, will constitute a quorum for the transaction of business at a meeting of Members.

f. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, if consents in writing, setting forth the action taken, are signed by all Members entitled to vote at the meeting.

g. A Member may appoint a proxy to vote or otherwise act for the Member by signing an appointment instrument, either personally or by the Member's attorney-in-fact.

h. A Member may participate in a meeting by means of telephone conference or similar communications by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

X. INDEMNIFICATION

a. The Company shall indemnify any present or former officer of the Company, and may indemnify any present or former Member, employee or agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a Member, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

b. To the extent that a present or former officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection herewith.

c. Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Member, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in this Article.

d. Expenses (including attorneys' fees) incurred by a present Member, officer, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article.

e. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or insurance.

XI. DURATION; DISSOLUTION

a. The Company will continue in existence until dissolved pursuant to this Article or the Act.

b. The Company will be dissolved and have its affairs wound up and terminated upon the determination of the all of the Members to dissolve the company, or upon the occurrence of any other event causing a dissolution of the Company under Sec. 801 to 804 of the Act.

c. Upon dissolution, the Company will cease carrying on its business and affairs and will commence the winding up of the Company's business and affairs and complete the winding up as soon as practicable. Upon the winding up of the Company, the assets of the Company will be distributed first to creditors to the extent permitted by law in satisfaction of the Company's debts, liabilities, and obligations, and second to Members and former Members in satisfaction of liabilities for distributions and in accordance with their Percentage Interests.

XII. MISCELLANEOUS PROVISIONS

a. This Operating Agreement embodies the entire agreement and understanding among the Members with respect to the subject matter within. This Operating Agreement supersedes any and all other agreements, either oral or written, among the Members with respect to the subject matter within.

b. Every provision of this Operating Agreement is intended to be severable. The invalidity or illegality of any particular provision of this Operating Agreement will not effect the other provisions, and this Operating Agreement will be construed in all respects as if such invalid or illegal provisions were omitted.

c. This Operating Agreement may be amended or revoked at any time by the written consent of all of the Members.

d. This Operating Agreement will be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement on this 1st day of January, 2008.

COOPER ELECTRICAL INTERNATIONAL, LLC

By:	/s/ Barbara A. Widra

Barbara A. Widra Assistant Secretary